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                                                                      Exhibit 17


May 2, 2006

To the Board of Directors of AcuNetx, Inc.:

Upon deliberation, I have decided to resign from the office of Chairman of the Board of Directors of AcuNetx, Inc., and as a member of the Board itself. My resignations will be effective immediately.

As each of you knows, I have endeavored to coordinate and mediate concensus on the issues confronting us from time to time. That is my style. I believe it to be not only appropriate, but optimal. But that technique does not work at AcuNetx.

It does not work with a C.E.O who responds to suggestions with petulance. If your child has a tantrum, you punish him; when your C.E.O has a tantrum, you accede to him.

It does not work because your counsel is permitted to act as if he were the counsel to the C.E.O rather than as counsel to the Company.

It does not work with a C.E.O. who declines to be open and forthcoming with his Board.

It does not work when the Board decides that it will not and cannot yet be fully Sarbanes-Oxley compliant, but allows the C.E.O to announce to its shareholders that it will be Sarbanes-Oxley compliant and then reacts angrily when the Chairman notes that paying consulting fees to the Compensation Committee Chairman would be a violation of Sarbanes-Oxley.

It does not work when the C.E.O. is permitted to lecture to an independent compensation consultant, demeaning his Board (this Board) in a fashion that shocked the consultant.

It does not work when the C.E.O. is permitted to self-aggrandize by publicly mis-characterizing AcuNetx as the merger of three companies, rather than two.

It does not work when the C.E.O. responds to suggestions, or worse, criticism, with McCarthy-like investigations and mischaracterizations of his critic. It is unfortunate that the C.E.O. can stifle dissent and/or creative advice with tyrranical conduct.

I continue to have great respect for the product lines and businesses of AcuNetx, Inc., and high hopes for its future. I wish you well.


Respectfully submitted,


/s/ Stephen D. Moses